UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2018 (June 29, 2018)

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3610	25-0317820
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2758

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2018, Arconic Inc. (the “Company”) entered into Amendment No. 2 dated as of June 29, 2018 (“Amendment No. 2”) to its Five-Year Revolving Credit Agreement dated as of July 25, 2014 (as amended and extended by the letter agreement, dated June 5, 2015, and as further amended pursuant to Amendment No. 1 to Credit Agreement, dated as of September 16, 2016, the “Existing Credit Agreement”), by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. Amendment No. 2 amends and restates the Existing Credit Agreement (as so amended and restated, the “Credit Agreement), including the schedules and exhibits thereto.

The Credit Agreement provides a $3 billion senior unsecured revolving credit facility (the “Credit Facility”), the proceeds of which are to be used to provide working capital or for other general corporate purposes of the Company. Subject to the terms and conditions of the Credit Agreement, the Company may from time to time request increases in lender commitments under the Credit Facility, not to exceed $500 million in aggregate principal amount, and may also request the issuance of letters of credit, subject to a letter of credit sublimit of $1 billion of the Credit Facility.

The Credit Facility matures on June 29, 2023, unless extended or earlier terminated in accordance with the provisions of the Credit Agreement. The Company may make two one-year extension requests during the term of the Credit Facility, with any extension being subject to the lender consent requirements set forth in the Credit Agreement.

The Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the Credit Facility may be denominated in U.S. dollars or Euros. Loans will bear interest at a base rate or a rate equal to LIBOR, plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s current long-term debt ratings, (i) the applicable margin on base rate loans and LIBOR loans will be 0.50% and 1.50% per annum, respectively, (ii) the fee on an undrawn letter of credit will be 1.50% per annum (plus an issuance fee of 0.125% per annum), and (iii) the facility fee to maintain the Credit Facility is 0.25% per annum of the total commitment. Loans may be prepaid without premium or penalty, subject to customary breakage costs.

The Credit Agreement contains covenants, including, among others, (a) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money; (b) limitations on the Company’s ability to consummate a consolidation, merger, or sale of all or substantially all of its assets; (c) limitations on the Company’s ability to change the nature of its business; and (d) not permitting the ratio of Consolidated Net Debt to Consolidated EBITDA (each as defined in the Credit Agreement) as of the end of each fiscal quarter for the period of the four fiscal quarters most recently ended, to be greater than 4.50 to 1.00, which maximum level will step down successively to 4.00 to 1.00 on December 31, 2018, and to 3.50 to 1.00 on December 31, 2019 and thereafter.

The obligation of the Company to pay amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an “Event of Default” as defined in the Credit Agreement. Such Events of Default include, among others, (a) non-payment of obligations; (b) breach of any representation or warranty in any material respect; (c) non-performance of covenants and obligations; (d) with respect to other indebtedness in a principal amount in excess of $100 million, a default thereunder that causes such indebtedness to become due prior to its stated maturity or a default in the payment at maturity of any principal of such indebtedness; (e) the bankruptcy or insolvency of the Company; and (f) a change in control of the Company.

The foregoing description of the Credit Facility is subject to, and qualified in its entirety by reference to, the full text of Amendment No. 2, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In the ordinary course of their respective businesses, the lenders and issuers under the Credit Facility, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description
10.1	Amendment No. 2, dated as of June 29, 2018, to the Company’s Five-Year Revolving Credit Agreement dated as of July 25, 2014, by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 2, dated as of June 29, 2018, to the Company’s Five-Year Revolving Credit Agreement dated as of July 25, 2014, by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: July 2, 2018	By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer and Secretary

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